Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of  Loral Space & Communications Inc. on Form S-3 of our report dated March 16, 2009, relating to the consolidated financial statements of XTAR L.L.C. and subsidiary appearing in the Annual Report on Form 10-K of Loral Space & Communications Inc. for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
May 29, 2009